Exhibit 99.1

BioTime Subsidiary OrthoCyte Corporation Announces the Appointment of Francois Binette as Vice President

Adds senior executive with significant experience in developing cell-based orthopedic products

ALAMEDA, Calif.--(BUSINESS WIRE)--November 1, 2012--BioTime, Inc. (NYSE MKT: BTX) and its subsidiary OrthoCyte Corporation today announced the appointment of Francois Binette, PhD, as OrthoCyte’s Vice President of Research and Business Development. Dr. Binette’s primary focus will be to develop and partner near- and long-term product opportunities in regenerative medicine with an emphasis on orthopedic diseases and injuries. OrthoCyte is a wholly owned subsidiary of BioTime, Inc. that develops cellular therapeutics for orthopedic repair, diseases, and injuries.

“I am impressed by the robust nature of the novel and diverse progenitors of skeletal tissues that BioTime has isolated using its ACTCellerateTM technology,” said Dr. Binette. “The ability to generate scalable and precisely identified types of cartilage, bone, and tendon, combined with the HyStem® technology for tissue engineering, gives us a remarkable platform for manufacturing an array of novel products to address some of the largest and fastest growing needs in the orthopedic space. I look forward to building on the science and technology developed at OrthoCyte to aggressively develop the company’s product pipeline and pursue partnering opportunities.”

“Francois brings tremendous expertise in regenerative medicine, cell therapy, biologics, biomaterials, and combination medical devices. He also has significant business experience in partnering and collaboration with both start-up and large life science companies,” said Michael D. West, PhD, BioTime’s Chief Executive Officer. “We welcome Francois to the OrthoCyte team and look forward to working together with him in developing commercial product opportunities for the orthopedic repair market.”

Dr. Binette most recently was the founder of Rediens Inc., a Bay Area start-up company focused on chronic back pain therapies. Prior to establishing Rediens, he was Director of Biologics R&D for the Spinal & Biologics business unit of Medtronic, Inc., and he also served in a variety of positions with Johnson & Johnson, where he focused on regenerative medicine therapies for various orthopedic indications, including cartilage injuries and back pain. Dr. Binette began his corporate career at Genzyme Tissue Repair, where he helped pioneer Carticel, the first FDA Biologic License Application-approved cell therapy product. Dr. Binette received his PhD in Biochemistry at Laval University in Québec and was a postdoctoral research fellow at the LaJolla Cancer Research Foundation of the Sanford-Burnham Medical Research Institute and at MGH/Harvard Medical School. He is currently a fellow with the International Cartilage Repair Society.

About OrthoCyte Corporation

OrthoCyte Corporation (OrthoCyte), www.orthocyte.com, a subsidiary of BioTime, Inc., is a biotechnology company developing cell-based therapies for orthopedic disease. The company's lead product is OTX-CP07, monoclonal human embryonic progenitor cell lines for the repair of osteoarthritis. In addition, OrthoCyte has proprietary human embryonic stem cell-derived progenitors to skeletal muscle, tendon, and bone, all of which are in the preclinical phase of development.

About BioTime, Inc.

BioTime, headquartered in Alameda, California, is a biotechnology company focused on regenerative medicine and blood plasma volume expanders. Its broad platform of stem cell technologies is enhanced through subsidiaries focused on specific fields of application. BioTime develops and markets research products in the fields of stem cells and regenerative medicine, including a wide array of proprietary ACTCellerate™ cell lines, HyStem® hydrogels, culture media, and differentiation kits. BioTime is developing Renevia™ (formerly known as HyStem®-Rx), a biocompatible, implantable hyaluronan and collagen-based matrix for cell delivery in human clinical applications. BioTime's therapeutic product development strategy is pursued through subsidiaries that focus on specific organ systems and related diseases for which there is a high unmet medical need. BioTime's majority-owned subsidiary Cell Cure Neurosciences Ltd. is developing therapeutic products derived from stem cells for the treatment of retinal and neural degenerative diseases. BioTime's subsidiary OrthoCyte Corporation is developing therapeutic applications of stem cells to treat orthopedic diseases and injuries. Another subsidiary, OncoCyte Corporation, focuses on the diagnostic and therapeutic applications of stem cell technology in cancer, including the diagnostic product PanC-Dx™ currently being developed for the detection of cancer in blood samples. ReCyte Therapeutics, Inc. is developing applications of BioTime's proprietary induced pluripotent stem cell technology to reverse the developmental aging of human cells to treat cardiovascular and blood cell diseases. BioTime's subsidiary LifeMap Sciences, Inc. markets GeneCards®, the leading human gene database, and is developing an integrated database suite to complement GeneCards® that will also include the LifeMap™ database of embryonic development, stem cell research and regenerative medicine, and MalaCards, the human disease database. LifeMap will also market BioTime research products. BioTime's lead product, Hextend®, is a blood plasma volume expander manufactured and distributed in the U.S. by Hospira, Inc. and in South Korea by CJ CheilJedang Corporation under exclusive licensing agreements. Additional information about BioTime can be found on the web at www.biotimeinc.com.

Forward-Looking Statements

Statements pertaining to future financial and/or operating results, future growth in research, technology, clinical development, and potential opportunities for BioTime and its subsidiaries, along with other statements about the future expectations, beliefs, goals, plans, or prospects expressed by management constitute forward-looking statements. Any statements that are not historical fact (including, but not limited to statements that contain words such as "will," "believes," "plans," "anticipates," "expects," "estimates") should also be considered to be forward-looking statements. Forward-looking statements involve risks and uncertainties, including, without limitation, risks inherent in the development and/or commercialization of potential products, uncertainty in the ability to identify and complete potential acquisitions, the ability to realize anticipated benefits of and achieve expected financial performance following completed acquisitions, the results of clinical trials or regulatory approvals, need and ability to obtain future capital, and maintenance of intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements and as such should be evaluated together with the many uncertainties that affect the business of BioTime and its subsidiaries, particularly those mentioned in the cautionary statements found in BioTime's Securities and Exchange Commission filings. BioTime disclaims any intent or obligation to update these forward-looking statements.

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CONTACT:
BioTime, Inc.
Peter Garcia, 510-521-3390, ext 367
Chief Financial Officer
pgarcia@biotimemail.com
Judith Segall, 510-521-3390, ext 301
jsegall@biotimemail.com